Exhibit 99.1

Altimmune Announces Fourth Quarter and Full-year 2025 Financial Results and Business Updates

Initiation of Phase 3 MASH trial planned for 2026

Pemvidutide granted FDA Breakthrough Therapy Designation in MASH

Topline data from RECLAIM Phase 2 trial of pemvidutide in alcohol use disorder (AUD) expected in third quarter 2026

Cash, cash equivalents and short-term investments of $274 million as of December 31, 2025; Balance sheet further strengthened through $75 million registered direct offering in January 2026

Webcast to be held today, March 5, 2026, at 8:30 a.m. ET

GAITHERSBURG, MD – March 5, 2026 – Altimmune, Inc. (Nasdaq: ALT), a late clinical-stage biopharmaceutical company developing pemvidutide to address serious liver diseases, today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided a corporate update.

“In pemvidutide, we have a unique and differentiated compound with the potential to address critical unmet needs of patients with serious liver diseases such as MASH. We are committed to taking the necessary steps to realize its value for all of our stakeholders and have significantly progressed our efforts to strengthen our financial and operational foundation,” said Jerry Durso, President and Chief Executive Officer of Altimmune. “We remain focused on ensuring that we have the means and the capabilities to successfully execute Phase 3 development in MASH and capture the significant opportunities ahead of us. We have a number of important inflection points in 2026, most notably the upcoming initiation of our Phase 3 trial of pemvidutide in MASH, for which we are actively finalizing the study plan. Finally, we look forward to the topline data from our RECLAIM Phase 2 trial of pemvidutide in AUD, which we expect to release in the third quarter.”

Recent Highlights and Anticipated Milestones

Metabolic Dysfunction-Associated Steatohepatitis (MASH)

●	Positive 48-week data from IMPACT Phase 2b trial reported in December 2025
o	Statistically significant improvements observed in key non-invasive markers of fibrosis and inflammation, such as Enhanced Liver Fibrosis (ELF) and Liver Stiffness Measurement (LSM), with continued reductions from 24-week timepoint
◾	These markers are strongly associated with MASH histologic changes

◾	These results build upon the statistically significant MASH resolution and positive trends in fibrosis improvement observed at 24 weeks
o	Additional weight loss from 24 to 48 weeks at the 1.8 mg dose with no evidence of plateauing
o	Greater adherence to treatment in pemvidutide arms, as shown by lower discontinuation rate than placebo group
◾	Adherence likely attributable to favorable safety and tolerability profile of pemvidutide
●	Breakthrough Therapy Designation granted by FDA
o	Breakthrough Therapy Designation was granted based on 24-week data from IMPACT trial
o	This designation is awarded to therapies designed to treat serious or life-threatening conditions that have shown preliminary clinical evidence indicating the potential for substantial improvement over available therapies on a clinically significant endpoint
●	Successful End-of-Phase 2 Meeting with FDA
o	Alignment on Phase 3 registrational trial design confirmed following receipt of meeting minutes
o	Global Phase 3 trial expected to evaluate multiple pemvidutide doses over a 52-week treatment period with biopsy-based endpoints to support potential accelerated approval
o	Company has submitted request for scientific advice to European regulators

Alcohol Use Disorder (AUD)

●	Topline data from RECLAIM Phase 2 trial of pemvidutide in AUD expected in third quarter 2026
o	The RECLAIM trial is evaluating the safety and efficacy of pemvidutide versus placebo in approximately 100 patients with AUD over a 24-week treatment period
o	Enrollment was completed in November 2025, several months ahead of schedule, signaling significant interest from patients and providers in potential new AUD therapies

Alcohol-associated Liver Disease (ALD)

●	RESTORE Phase 2 trial of pemvidutide in ALD continuing to enroll
o	The RESTORE trial is a 48-week study evaluating the safety and efficacy of pemvidutide versus placebo in approximately 100 patients with ALD

Corporate Updates

●	Appointed Jerry Durso as Chief Executive Officer
o	Mr. Durso, who joined the Company’s Board of Directors in February 2025 and was appointed Chairman in August 2025, is an accomplished life sciences executive with more than 30 years of leadership experience in corporate and commercial strategy, business development and operations. His accomplishments include the development of a successful rare liver disease franchise at Intercept Pharmaceuticals, where he served as Chief Executive Officer until its acquisition by Alfasigma. Previously, he oversaw multiple blockbuster franchises during more than 20 years in senior leadership positions at Sanofi
●	Strengthened balance sheet
o	In January 2026, the Company completed a registered direct offering of common stock and pre-funded warrants with Alyeska Investment Group, resulting in gross proceeds of $75.0 million, and raised an additional $8.0 million via the At-the-Market (ATM) facility

Financial Results for the Three Months Ended December 31, 2025

●	Altimmune reported cash, cash equivalents and short-term investments totaling $274 million as of December 31, 2025, an increase of approximately 107% as compared to $132 million at December 31, 2024
o	As of February 28, 2026, the Company had approximately $340 million of cash and cash equivalents, reflecting the proceeds from the $75 million registered direct offering and $8 million from the sale of stock under the Company's ATM facility
●	Research and development (R&D) expenses were $18.4 million for the three months ended December 31, 2025, compared to $19.8 million in the same period in 2024, with the decrease related to fluctuations in timing of Clinical Research Organization (CRO) related costs. R&D expenses for the quarter ended December 31, 2025, included $12.8 million in direct costs related to pemvidutide development activities
●	General and administrative (G&A) expenses were $10.5 million and $5.1 million for the three months ended December 31, 2025 and 2024, respectively. The increase was primarily attributable to additional professional fees and compensation expenses, including a one-time stock compensation and payroll-related expense of approximately $2.6 million in the fourth quarter of 2025
●	Interest income was $2.4 million for the three months ended December 31, 2025
●	Net loss for the three months ended December 31, 2025, was $27.4 million, or $0.27 net loss per share, compared to a net loss of $23.2 million, or $0.33 net loss per share, in the same period in 2024

Financial Results for the Year Ended December 31, 2025

●	R&D expenses were $66.4 million for the year ended December 31, 2025, compared to $82.2 million in the same period in 2024, with the decrease primarily related to the timing of CRO development costs. The R&D expenses for the year ended December 31, 2025, included $42.4 million in direct costs related to pemvidutide development activities
●	G&A expenses were $28.1 million and $21.0 million for the 12 months ended December 31, 2025, and 2024, respectively. The G&A increase was primarily attributable to a one-time executive transition cost, as well as increases in professional fees and stock compensation and other labor-related expenses
●	Interest income was $7.5 million for the year ended December 31, 2025, compared to $8.1 million in the same period in 2024
●	Net loss for the three months ended December 31, 2025 was $88.1 million, or $1.00 net loss per share, compared to a net loss of $95.1 million, or $1.34 net loss per share, in the same period in 2024

Conference Call Information:

Date:	March 5, 2026
Time:	8:30 a.m. Eastern Time
Webcast:	To listen, the conference call will be webcast live on Altimmune’s Investor Relations website at https://ir.altimmune.com/investors.
Dial-in:	To participate or dial-in, register here to receive the dial-in numbers and unique PIN to access the call.

Following the conclusion of the call, the webcast will be available for replay on the Investor Relations (IR) page of the Company’s website at www.altimmune.com. The Company has used, and intends to continue to use, the IR portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

About Pemvidutide

Pemvidutide is a novel, investigational peptide with balanced 1:1 glucagon/GLP-1 dual receptor agonist activity, in development for the treatment of metabolic dysfunction-associated steatohepatitis (MASH), alcohol use disorder (AUD) and alcohol-associated liver disease (ALD). The activation of glucagon receptors results in direct effects on the liver, including reductions in liver fat, inflammation and fibrosis, while GLP-1 receptors mediate metabolic effects such as appetite suppression and weight loss.

The FDA granted Fast Track designations to pemvidutide for the treatment of MASH and AUD, as well as Breakthrough Therapy Designation for MASH. In December 2025, the Company announced 48-week data from the IMPACT Phase 2b trial in MASH. The Phase 2 RECLAIM trial in AUD and RESTORE trial in ALD were initiated in May 2025 and July 2025, respectively, and are currently ongoing.

About Altimmune

Altimmune is a late clinical-stage biopharmaceutical company developing therapies for patients with serious liver diseases. The Company’s lead candidate, pemvidutide, is a unique dual-action therapy targeting both glucagon and GLP-1 receptors in a balanced 1:1 ratio in development for the treatment of metabolic dysfunction-associated steatohepatitis (MASH), alcohol use disorder (AUD) and alcohol-associated liver disease (ALD). For more information, please visit www.altimmune.com.

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Forward-Looking Statement

Any statements made in this press release related to the development or commercialization of pemvidutide, an investigational product candidate, and other business, regulatory and financial matters including without limitation, clinical trial study design, status, correspondence, results and data, including the ongoing RECLAIM and RESTORE trials, the timing of key milestones for the Company’s clinical programs, future plans or expectations for pemvidutide for the treatment of MASH, AUD and ALD, the potential benefits of Fast Track and Breakthrough Therapy Designations, including potential regulatory timeline and approval benefits, the Company’s financial position, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, financial results, and the impact of the changes to our leadership and governance structure, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to Altimmune, Inc. may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including risks relating to: delays in regulatory review, manufacturing and supply chain interruptions, access to clinical sites, enrollment, adverse effects on healthcare systems and disruption of the global economy;  the reliability of the results of studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; the Company's ability to manufacture clinical trial materials on the timelines anticipated; and the success of future product advancements, including the success of future clinical trials. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company's filings with the U.S. Securities and Exchange Commission, including under the heading "Risk Factors" in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other filings with the SEC, which are available at www.sec.gov.

Investor Contact:

Lee Roth Burns McClellan
lroth@burnsmc.com

Media Contact:

Real Chemistry
altimmune@realchemistry.com

ALTIMMUNE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$43,760	$36,926
Restricted cash	42	42
Total cash, cash equivalents and restricted cash	43,802	36,968
Short-term investments	229,696	94,965
Accounts and other receivables	1,219	544
Income tax and R&D incentive receivables	518	2,573
Prepaid expenses and other current assets	2,957	2,204
Total current assets	278,192	137,254
Property and equipment, net	312	413
Other assets	1,425	1,639
Total assets	$279,929	$139,306
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,717	$211
Accrued expenses and other current liabilities	12,280	10,257
Total current liabilities	14,997	10,468
Term loan, noncurrent	34,287	—
Other noncurrent liabilities	5,753	5,330
Total liabilities	55,037	15,798
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized; 110,882,735 and 72,352,701 shares issued and outstanding as of December 31, 2025 and 2024, respectively	11	7
Additional paid-in capital	879,292	689,864
Accumulated deficit	(649,483)	(561,390)
Accumulated other comprehensive loss, net	(4,928)	(4,973)
Total stockholders’ equity	224,892	123,508
Total liabilities and stockholders’ equity	$279,929	$139,306

ALTIMMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per-share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues	$26	$5	$41	$20
Operating expenses:
Research and development	18,409	19,781	66,432	82,226
General and administrative	10,510	5,090	28,098	20,966
Total operating expenses	28,919	24,871	94,530	103,192
Loss from operations	(28,893)	(24,866)	(94,489)	(103,172)
Other income (expense):
Interest expense	(876)	(1)	(1,636)	(9)
Interest income	2,438	1,569	7,541	8,074
Other income (expense), net	(27)	118	(190)	48
Total other income (expense), net	1,535	1,686	5,715	8,113
Net loss before income taxes	(27,358)	(23,180)	(88,774)	(95,059)
Income tax expense (benefit)	—	—	(681)	—
Net loss	(27,358)	(23,180)	(88,093)	(95,059)
Other comprehensive income — unrealized gain (loss) on short-term investments	88	(128)	45	31
Comprehensive loss	$(27,270)	$(23,308)	$(88,048)	$(95,028)
Net loss per share, basic and diluted	$(0.27)	$(0.33)	$(1.00)	$(1.34)
Weighted-average common shares outstanding, basic and diluted	100,613,438	71,260,875	88,104,132	71,003,399